Exhibit 1.1

SMART RX SYSTEMS INC. CO-MANAGER UNDERWRITING AGREEMENT with

ANDES GROUP

Co-Managers listed in Schedule A hereto

Dear Mr. Spears:

Smart Rx Systems, Inc., a Florida corporation (the “Company”), proposes to issue and sell 4,500,000 shares of Series REG A Non-Voting Cumulative Convertible Secured preferred stock at Stated and Redemption Value of $12.60 per share, Par Value $0.0001 per share, Purchase Price of $10.00 per share (the “Series REG A Shares”) and 500,000 shares of Class REG A Super-Voting Preemptive Rights Convertible common stock at par value $0.0001 per share, Purchase Price of $10.00 per share (the “Class REG A Shares”) to investors deemed acceptable to the Company (the “Investors”) in a best reasonable efforts public offering pursuant to Regulation A Tier II and to engage the co-managers listed in Schedule A hereto (the “Co-Managers”). The total offering amount is expected to be $50,000,000. The Series REG A Shares and the Class REG A Shares when referring to both securities, shall be referred to as the “REG A Shares.”

The Company hereby confirms its engagement of Andes Capital Group (“Andes”) as one of the Co-Managers, and Andes hereby confirms its agreement with the Company to render services as provided herein. In its capacity as Co-Manager, Andes shall have limited administrative responsibility as follows: (1) tracking subscriptions received by the Transfer Agent, (2) assisting coordinating the Initial Closing and each subsequent closing with the Transfer Agent and the Escrow Agent, as applicable; (3) at the direction of the Company, instructing the Escrow Agent to release net proceeds to the Company and release the Selling Commissions, Due Diligence Fees, Co-Manager Fees and Bookrunner Fees to the Bookrunner; (4) disburse any Selling Commission, Due Diligence Fee and any portion of the Co-Manager Fee to the Selling Group; and, (5) disburse any Co-Manager Fee to the Co-Managers, as applicable. Andes shall also act as FINRA representative for the Co-Managers (“FINRA Representative”). The Co-Managers shall create a syndicate of selected broker-dealers and eligible Registered Investment Advisory firms (“RIA’s”). Through the syndicate of selected broker-dealers and RIA’s, the Co-Managers shall offer the Series REG A Shares and the Class REG A Shares to qualified members of the public as soon as the Co-Managers deem practicable after the Offering has been qualified by the Securities and Exchange Commission (“Commission”). Andes Capital Group, LLC or the leading Co-Manager will immediately notify FINRA when additional FINRA members are engaged to participate in the proposed offering in any capacity. Participating members will all be required to comply with all requirements of FINRA Rule 5110(g).

SECTION 1. Agreement to Act on a Best-Efforts Basis.

(a)            On the basis of the representations, warranties and agreements of the Company herein contained and subject to all of the terms and conditions of this Agreement, the Co-Managers agree to act on a best-efforts basis, in connection with the offer and sale of the Series REG A and the Class REG A shares (together, the “REG A Shares”) to the Investors (the “Offering”). Under no circumstances will the Co-Managers be obligated to underwrite or purchase any of the REG A Shares for their respective accounts or otherwise provide any financing. The Company has agreed that upon the Initial Closing, as that term is used in the Offering Circular, and at each subsequent closing of the Offering, the Company shall: pay the Co-Managers sales commissions and concessions equal to 5.50%. of the gross offering proceeds for sales of Offered Shares by the Co- Managers, or the Selling Commissions, which it may re-allow, in whole or in part to the Selling Group Members, and a fee equal to 2.20% of the gross offering proceeds, or the Co-Manager Fee, which it may re-allow, in whole or in part to the Selling Group Members. We will also pay the Co-Managers an accountable expense reimbursement of up to 0.18% of the gross offering proceeds for fees related to their clearing and facilitation services, their legal and due diligence fees and other expenses approved by the Company as further described herein. We agreed to pay, prior to the Offering, up to approximately 0.11% of the gross offering proceeds on expenses such as reasonable travel and food costs of Selling Group Participants and RIA’s, and advertising. The aggregate amount of underwriting compensation is estimated to be 7.99% of the gross proceeds of this Offering. Please see the section entitled “PLAN OF DISTRIBUTION” of this Offering Circular for additional information. In addition, (x) the Co-Managers have agreed to forego the Co-Manager Fee until the aggregate gross proceeds from the Offering reaches Two Million Five Hundred Thousand US Dollars (US$2,500,000); (y) the Co-Managers have agreed to receive fifty percent of its Co-Manager Fee until the aggregate gross proceeds from the Offering reaches Five Million US Dollars (US$5,000,000), which shall be distributed pro-rata between the Representative and the Co-Managers based upon order flow of purchases closed; and, (z) the Co-Managers shall receive one hundred percent of its Co-Manager Fee, based upon order flow of purchases closed, when the aggregate gross proceeds from the Offering is greater than Five Million US Dollars (US$5,000,000) which shall be distributed pro-rata between the Representative, the Co-Managers and re-allowed to the Selling Group at the sole discretion of the Representative. Further, the Company has agreed to forego receiving any accountable expenses until the aggregate gross proceeds from the Offering exceeds Twenty Million US Dollars (US$20,000,000) paid in several tranches so that the total of the Selling Commission, Due Diligence Fee, Co-Manager Fee, and Accountable Expenses does not exceed 7.99% of the aggregate gross proceeds received by the Company from such closing.

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(b)            The Co-Managers, with the prior written consent of the Company and the Representative, shall have the right to enter into Participating Dealer Agreements with other broker-dealers participating in the Offering (each broker-dealer being referred to herein as a “Selling Group Participant” and collectively referred to as the “Selling Group”). After the Escrow Agent releases the net proceeds to the Company and disburses to the Bookrunner, any Selling Commission, Due Diligence Fee and any portion of the Co-Manager Fee reallowed to the Selling Group, the Company will not be liable or responsible for direct payment of any of the Selling Commission or the Due Diligence Fee or any portion of the Co-Manager Fee if reallowed to any Selling Group Participant, it being the sole and exclusive responsibility of the Bookrunner for payment of compensation to the Co-Managers and the Selling Group.

SECTION 2. Preliminary Offering Circular and Offering Circular.

The Company has prepared and filed with the Commission an offering circular on Form 1-A (File No. 024-10897) (collectively, with the various parts and exhibits of such offering circular and all amendments thereto, the “Offering Circular”) relating to the REG A Shares pursuant to Regulation A as promulgated under the Securities Act of 1933 (the “Securities Act”) and the other applicable rules, orders and regulations of the Commission. As used herein, (i) the “Preliminary Offering Circular” shall refer to any offering circular relating to the REG A Shares provided to potential investors to review comprehensive information on the Offering, but omitting certain information on size and pricing; (ii) the “Final Offering Circular” means the final offering circular relating to the offering of the REG A Shares as filed with and qualified by the Commission pursuant to Regulation A; (iii) the “Qualification Date” refers to the date as of which the Offering Circular was or will be qualified with the Commission pursuant to Regulation A and the Securities Act. As used herein, the term Offering Circular shall generically refer to any filed Offering Circular with the Commission, including any Preliminary Offering Circular and the Final Offering Circular or any amendments thereto.

The Offering Circular, together with the information identified on Schedule B, and each “road show” if any, relating to the Offering is a “written communication,” as that term is defined in Rule 405 of the Securities Act. All references in this Agreement to the (i)  Preliminary Offering Circular, Final Offering Circular or Offering Circular, or any amendments or supplements to any of the foregoing, shall include any copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval System, or any successor system (collectively, “EDGAR”) and (ii) to satisfy the delivery obligation of the Final Offering Circular by the Company, the Final Offering Circular shall be deemed to include the uniform resource locator (the “URL”) to the location for which the Final Offering Circular was filed and may be obtained.

SECTION 3. Purchase, Sale and Delivery of the Securities.

(a)            The Company agrees to issue and sell the REG A Shares to the Investors upon the terms set forth in the Offering Circular and herein. Based on the representations, warranties and agreements contained herein, and upon the terms but subject to the conditions set forth herein, the Co-Managers agree, severally and not jointly, to use commercially reasonable endeavors to market and sell the REG A Shares on a best effort’s basis. The Co-Managers and the Selling Group Participants shall instruct Investors to make checks payable to and send wire transfers or Automated Clearing House (“ACH”) transmissions in accordance with the instructions contained in the Offering Circular. Notwithstanding the foregoing, in the event one or more of the Co-Managers or a Selling Group Participant directly receives payment from an Investor for the purchase of the REG A Shares, such payments will be promptly forwarded to the escrow agent by noon the next business day.

(b)            Prior to the Initial Closing Date and prior to any subsequent closing date, (i) each Investor will execute and deliver a Purchase Questionnaire and Subscription Agreement in the form attached hereto as Exhibit A (each, an “Investor Subscription Agreement”) to the Transfer Agent through the Selling Group Participant; (ii) each Investor will transfer funds in U.S. Dollars to an escrow account established at UMB Bank, N.A. (the “Escrow Agent”) in an amount equal to the price for the proportionate REG A Shares (900 Series REG A Shares to 100 Class REG A Shares, unless otherwise approved by the Company) multiplied by the proportionate number of REG A Shares being purchased; (iii) subscription funds will be promptly deposited into the escrow account; and, (iv) the escrow agent will notify the Company and the Bookrunner in writing when the balance of the escrow account which contains collected funds for the Initial Closing Date or any subsequent closing date.

(c)            The Bookrunner shall arrange and gather orders from the Co-Managers and the Selling Group and shall coordinate closing related activities. The Bookrunner shall provide the escrow agent with instructions to send the proportionate amount of net proceeds for the applicable number of REG A Shares to the Company contemporaneously with the delivery of the REG A Shares to the Investors by the Transfer Agent. In addition, the Bookrunner shall provide the escrow agent with a breakdown of the total Sales Commission, Due Diligence Fee, Co-Manager Fee and Bookrunner Fee, as applicable, to be paid pursuant to such closing and escrow agent shall immediately wire such funds to the Bookrunner. The first delivery of the REG A Shares shall be made at the offices of ClearTrust, LLC (the “Transfer Agent”), in Lutz, Florida, (or such other place as may be agreed to by the Company and the Representative) at 11:00 a.m. EST, on _________, 2021, or such other time and date as shall be agreed upon by the Company and the Bookrunner (the time and date of such closing shall be referred to as the “Initial Closing Date”). Any subsequent closing date shall be later determined jointly by the Company and the Bookrunner. Upon the Initial Closing Date and at each subsequent closing date, the Transfer Agent shall deliver the purchased REG A Shares to the Investors through the facilities of the Depository Trust Company (“DTC”), if qualified, or via book entry. Time is of the essence and delivery of the REG A Shares at the time and place specified in this Agreement is a further condition to the obligation of the Company to the Co-Managers and the Selling Group. If satisfactory funds are not fully collected by the Termination Date, as that term is used in the Offering Circular, the Offering will not proceed and the Escrow Agent will promptly return the funds to the Investors without interest.

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SECTION 4. Representations and Warranties of the Company.

The Company hereby represents, warrants and covenants to the Bookrunner and the Co-Managers as follows:

(a)            The Company has filed the Offering Circular with the Commission in accordance with the Securities Act and Regulation A. The Company has complied with all requests for additional or supplemental information by the Commission. No stop order of the Commission preventing or suspending the qualification or use of the Offering Circular, or any amendment thereto, has been issued, and no proceedings for such purpose have been instituted, or, to the Company’s knowledge, are contemplated by the Commission.

(i)          The Offering Circular when filed, complied in all material respects with the Securities Act and Regulation A and, if filed by electronic transmission pursuant to EDGAR, was identical to the copy delivered to the Co-Managers for use in connection with the solicitation of offers of the REG A Shares. Prior to qualification, at the time it became qualified and at the Initial Closing Date and each subsequent closing date, the Offering Circular and any post-qualification amendments thereto, complied with and will comply in all material respects with the Securities Act and Regulation A. Further, the Offering Circular did not and, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The representations and warranties set forth in the two immediately preceding sentences do not apply to statements in or omissions from the Preliminary Offering Circular, or the Final Offering Circular, made in reliance upon and in conformity with information furnished by the Representative or any Co-Manager to the Company in writing, expressly for use therein, it being understood and agreed that the only such information furnished by the Co-Managers to the Company consists of the information described in Section 9(b) herein. There are no contracts or other documents required to be described in the Offering Circular which have not been described or filed as required.

(ii)         The Company is not an “ineligible issuer” (as defined in Regulation A and in Rule 405 under the Securities Act) in connection with the offering of the REG A Shares for purposes of Rules 164 and 433 under the Securities Act.

(iii)        Except for the information identified on Schedule B, the Company has not prepared, used or referred to, and will not, without the prior written consent of the Representative, prepare, use or refer to, any free writing offering circular.

(iv)        Except as set forth in this Agreement, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or the Co-Managers for a brokerage commission, finder’s fee or other like payment in connection with the offering of the REG A Shares.

(v)         The Company has not sold or issued any securities that would be integrated with the offering of the REG A Shares pursuant to the Securities Act, the rules and regulations of the Commission or the interpretations thereof by the Commission that would fail to come within the safe harbor limits for integration under Regulation A.

(vi)        The Company shall continue to engage and maintain, at its expense, the escrow agent and the transfer agent for the REG A Shares for the duration of the Offering.

(vii)       To the knowledge of the Company, there are no affiliations with FINRA among the Company’s directors, officers or any five percent or greater stockholder of the Company or any beneficial owner of the Company’s unregistered equity securities that were acquired during the 180-day period immediately preceding the initial filing date of the Offering Circular.

(viii)      No relationship, direct or indirect, exists between the Company or any subsidiary, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any other subsidiary on the other, which would be required to be disclosed in the Offering Circular and is not so disclosed.

(ix)         The Company has obtained, or prior to any closing will obtain, all authorizations, approvals, consents, licenses, orders, registrations, exemptions, qualifications or decrees of, any court or governmental authority or regulatory agency or any sub-division thereof that is required for the performance by the Company of its obligations hereunder, in connection with the Offering, as may be required under federal, state, local and foreign laws, the Securities Act or the rules and regulations of the Commission thereunder and state securities or blue sky laws.

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(x)         At each closing, the Company will have delivered conformed copies of the Offering Circular and each consent and certificate of experts filed as a part thereof to the Co-Managers, by digital transfer.

(xi)        Other than the Preliminary Offering Circular or the Final Offering Circular, the Company has not distributed and will not distribute, any offering materials in connection with the Offering, or any other document not constituting an offering circular pursuant to Section 2(a)(10)(a) of the Securities Act or Rule 134 under the Securities Act, and Regulation A Tier II.

(xii)        Independent Accountants. Brian Soto Accountants, LLC, who have reported on the financial statements included in the Offering Circular are (i) independent public or certified public accountants as required by the Securities Act, (ii) in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X and (iii) a registered public accounting firm as defined by the Public Company Accounting Oversight Board (the “PCAOB”) whose registration has not been suspended or revoked and who has not requested such registration to be withdrawn. The financial statements of the Company and the related notes and schedules included in the Offering Circular comply as to form in all material respects with the requirements of the Securities Act and Regulation A and present fairly the information shown therein.

(b)           Good Standing of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Florida and has the requisite corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Circular, and to enter into and perform its obligations under this Agreement. The Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, except where the failure to so qualify or to be in good standing would not result in a Material Adverse Change. The Company and its subsidiaries are not in violation of any provision of its organizational or governing documents.

(c)            Good Standing of Subsidiaries. Each of the subsidiaries identified in Schedule C to this Agreement has been duly organized and is validly existing as a business entity (corporate or otherwise) in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Circular, and is duly qualified as a foreign business entity (corporate or otherwise) to transact business and is in good standing in each jurisdiction in which such qualification is required, except where the failure to so qualify or to be in good standing would not result in a Material Adverse Change. All of the issued and outstanding equity interests of each subsidiary has been duly authorized and validly issued, and are fully paid and non-assessable; except as otherwise disclosed in the Offering Circular, all such equity interests are or will be immediately after the time of the Initial Closing Date wholly owned by the Company, directly or through its subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, except for the mortgage on its building in Winter Park, and none of the outstanding equity interests of any subsidiary was issued in violation of the preemptive or similar rights of any security holder of such subsidiary.

(d)            Capitalization. The authorized capital stock of the Company and the issued and outstanding capital stock of the Company, as of December 31, 2018, are as set forth on Schedule D. The shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable and none of the outstanding shares of capital stock of the Company were issued in violation of the preemptive or similar rights of any security holder of the Company. The capital stock of the Company conforms in all material respects to the description contained in the Offering Circular, and such description conforms in all material respects to the rights set forth in the instruments defining the same. The description of the Company’s stock option, stock bonus and other stock plans or arrangements, as described in the Offering Circular accurately and fairly presents in all material respects, the information required to be shown with respect to such plans, arrangements, options and rights.

(e)            Other Securities. Except as disclosed in the Offering Circular, there are no outstanding (i) securities or obligations of the Company, or any subsidiary, convertible into or exchangeable for any equity interests of the Company, or any subsidiary, (ii) warrants, rights or options to subscribe for or purchase from the Company, any subsidiary equity interests or any such convertible or exchangeable securities or obligations, or (iii) obligations of the Company, any subsidiary to issue any equity interests, any such convertible or exchangeable securities or obligations, or any such warrants, rights or options, except as expressly provided.

(f)             Independent Due Diligence Legal Report. Mick Law, LLC, has reviewed certain of the historical and investigative information of the Company, its products and services, its management and directors, and other Company material facts and circumstances, is providing a comprehensive report for the Bookrunner, Co-Managers and the Selling Group. Mick Law, LLC, represented to the Company that they are, and to the knowledge of the Company they are, an independent law firm in accordance with guidelines established by the Commission. Mick Law, LLC shall provide their report to the Bookrunner, each Co-Manager and Selling Group Participant at the Company’s expense.

(g)            Independent Due Diligence Process Review Letter. Charles Plumb and Associates, LLC, is certifying the sufficiency and relevance of all the due diligence activities of the Company, the Co-Managers, and the Mick Report, in satisfaction of “best practices” standards for the information that is known, could be known, and should be known, at the time of this Offering, for the amount of the Offering, for the REG A Shares, and will provide such letter to the Bookrunner, each Co-Manager and Selling Group Participant at the Company’s expense.

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(h)            The minute books of the Company and each subsidiary have been made available to the Co-Managers, and such books (i) reflect all of the meetings and actions of the board of directors (including each board committee) stockholders of the Company, and each subsidiary since the time of its respective organization through the date of the latest meeting and action, and (ii) accurately in all material respects reflects all of the transactions referred to in such minutes.

(i)             Financial Statements. The financial statements of the Company and the exhibits filed with the Offering Circular, including the statement of operations, parent net investment and the statement of cash flows of the Company, for the periods specified, fairly present in all material respects the financial condition of the Company and each subsidiary, as of and at the dates indicated. Except to the extent disclosed in the notes thereto, all such financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”) applied on a consistent basis throughout the periods involved. There are no financial statements (historical or pro forma) that are required to be included in the Offering Circular that are not included as required by the Securities Act or Regulation A. All non-GAAP financial measures and ratios contained in the Offering Circular have been presented in compliance with Item 10 of Regulation S-K. Except as disclosed in the Offering Circular, the Company is not party to any off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships with unconsolidated entities or other persons that may have a material current or future effect on the Company’s financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenues or expenses. To the knowledge of the Company, no person who has been suspended or barred from being associated with a registered public accounting firm, or who has failed to comply with any sanction pursuant to Rule 5300 promulgated by the PCAOB, has participated in or otherwise aided in the preparation of, or audited, the financial statements or other financial data filed with the Commission as a part of the Offering Circular.

(j)             Disclosure Controls and Procedures and Internal Accounting. The Company has established and maintains disclosure control and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), which (i) are designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and its principal financial officer by others within the Company, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and (ii) are effective in all material respects to perform the functions for which they were established. The Company also maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by, or under the supervision of its principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. To the knowledge of the Company, there has been, as applicable, no (i) significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) fraud, whether or not material, that involves executive officers or other employees who have a significant role in the Company’s internal control over financial reporting. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(k)            No Material Adverse Change in Business. Except as disclosed in the Offering Circular, subsequent to the respective dates as of which information was provided, there has been no (i) development that would reasonably be expected to result in a material adverse change in or affecting the business, prospects, condition, financial or otherwise, management, stockholder’s equity or in the earnings, or result of operations of the Company or any subsidiary taken as whole; (ii) transaction which is material to the Company or any subsidiary, (iii) any material obligation, direct or contingent (including any off-balance sheet obligations), incurred by the Company or any subsidiary , (iv) change in the capital stock of the Company or any subsidiary, (v) material change in the outstanding indebtedness of the Company or any subsidiary, or (vi) dividend or distribution of any kind declared, paid or made on the capital stock of the Company (collectively a “Material Adverse Change”). As of the date of the most recent Offering Circular, except as disclosed in such Offering Circular, neither the Company nor any subsidiary has entered into or will enter into, before the Initial Closing Date or any subsequent closing date, any transaction or agreement, not in the ordinary course of business, that is material to the Company or any subsidiary, which, taken as a whole incurred or will incur liability or an obligation, direct or contingent.

(l)             The Company is not subject to the ongoing reporting requirements of Section 13 or 15(d) of the Exchange Act and has not been subject to an order by the Commission denying, suspending, or revoking the registration of any class of securities pursuant to Section 12(j) of the Exchange Act that was entered within five (5) years preceding the date the Offering Circular was originally filed with the Commission. The Company is not and has not been at any time during the two-year period preceding the date the Offering Circular was originally filed with the Commission, required to file the ongoing reports required under Regulation A.

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(m)           Authorization and Binding Effect. The Company has full right, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and any and all actions required to be taken for the due and proper authorization, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby has been duly and validly taken by the Company.

(n)            Compliance with Laws. The Company and each subsidiary (i) is and has been in material compliance with all laws, to the extent applicable, and the regulations promulgated pursuant to such laws, comparable state and local laws, policies and administrative guidance relating to the regulation of the Company and its subsidiaries except for such non-compliance that would not be reasonably expected to have a Material Adverse Change; (ii) has not received any notice of an ongoing claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any regulatory agency or third party alleging that any product operation or activity is in material violation of any laws and has no knowledge that any such regulatory agency or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; and (iii) is not a party to any deferred prosecution agreement, monitoring agreement, consent, decree, settlement order or similar agreements or has any reporting obligations pursuant to any such agreement, plan or correction or other remedial measure entered into with any regulatory agency. Further, the Company complies, in all material respects, with all applicable provisions of the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated thereunder or will implement the provisions thereof now applicable to it.

(o)            Possession of Licenses and Permits. The Company and each subsidiary possesses such permits, licenses, certificates, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by appropriate federal, state, local or foreign regulatory bodies necessary for the ownership of their respective assets and to conduct the businesses now operated by them, except where the failure to have obtained the same would not cause a Material Adverse Change. The Company and each subsidiary are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure to so comply would not singly or in the aggregate cause a Material Adverse Change. All of the Governmental Licenses are valid and in full force and effect, except where the invalidity or the failure to be in full force and effect would not singly or in the aggregate cause a Material Adverse Change. Neither Company nor any subsidiary has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding would result in a Material Adverse Change.

(p)           Authorization and Description of the REG A Shares. The REG A Shares have been duly authorized by the Company for issuance and sale to the Investors pursuant to the terms in the Offering Circular. When the Company issues and delivers the REG A Shares against payment of consideration, the REG A Shares will be validly issued, fully paid and non-assessable. The issuance by the Company of the REG A Shares is subject to preemptive or other similar rights of several security holders of the Company holding shares in multiple classes of common and series of preferred stock. The Company has authorized and has available sufficient shares of common stock and preferred stock for issuance of the REG A Shares and such pre-emptive rights. The holders of the REG A Shares will not be subject to personal liability by reason of being such holders. The REG A Shares, when issued, will conform to the description thereof set for in the Offering Circular in all material respects.

(q)            Absence of Defaults and Conflicts. Neither the Company nor any subsidiary is (i) in violation of its charter or by-laws, limited partnership agreement or limited liability company agreement, as applicable, or (ii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which it is a party or by which it may be bound, or to which any of the property or assets of the Company or any subsidiary is subject (collectively, “Agreements and Instruments”). Except, in the case of clause (ii), for any defaults that would not result in a Material Adverse Change, the execution, delivery and performance of this Agreement, does not and will not, whether with or without the giving of notice or passage of time or both, (x) conflict with or constitute a breach default or Repayment Event, or (y) result in the creation or imposition of any lien, charge or encumbrance upon any of the properties or assets of the Company, any subsidiary. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company, any subsidiary. The Company and each subsidiary has performed all of its obligations required to be performed, and is not, and at each closing date will not be, in default, under any indenture, mortgage, deed of trust, voting trust agreement, loan agreement, bond, debenture, note agreement, lease, contract or other agreement or instrument to which it is a party or by which its property is bound or affected and, to the Company’s knowledge, no other party under any material contract or other agreement to which it is a party is in default in any respect thereunder.

(r)             Absence of Labor Disputes. No labor dispute with the employees of the Company, or any subsidiary, exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its subsidiaries, principal operators, contractors, suppliers or customers, which, in any such case, would result in a Material Adverse Change. The Company is not aware that any key employee or significant group of employees of the Company or any subsidiary plans to terminate employment with the Company or such subsidiary.

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(s)            Absence of Proceedings. Except as disclosed in the Offering Circular, there are no actions, suits, proceedings, inquiries or investigations before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any subsidiary, which is required to be disclosed in the Offering Circular, or which could, result in a Material Adverse Change, or which could materially and adversely affect the properties or assets of the Company or any subsidiary or the consummation of the transactions contemplated in this Agreement, or the performance by the Company of its obligations hereunder or thereunder. To the Company’s knowledge, no such actions, suits or proceedings are threatened or contemplated by any governmental or regulatory authority or threatened by third parties.

(t)             Possession of Intellectual Property. The Company owns or possesses, or will own or will possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, except where the failure to own or possess, or have the ability to acquire such Intellectual Property on reasonable terms would not, singularly or in the aggregate, cause a Material Adverse Change. Neither the Company nor any subsidiary has received any notice, and is not otherwise aware, of any infringement of or conflict with any patent, trademark, copyright, trade secret or asserted proprietary rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company, any subsidiary therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Change.

(u)            Absence of Further Requirements. Except for such approval which have already been obtained, or those that may be required into the future, no filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Company of its obligations hereunder or in connection with the performance by the Company of its obligations with respect to the offering or sale of the REG A Shares under this Agreement.

(v)            Neither the Company, any predecessor, any director or executive officer of the Company, or other officer of the Company participating in the Offering, any beneficial owner of twenty percent (20%) or more of the Company’s outstanding voting equity securities, or any promoter in connection with the Company is subject to the disqualification provisions of Rule 262 of Regulation A. Further, the Company and its directors, officers or control persons have not taken, directly or indirectly, any action, which might reasonably be expected to cause or result in, price stabilization or manipulation of any security of the Company to facilitate the sale of the REG A Shares.

(w)           FINRA Matters. In connection with the FINRA 5110 or 5121 filing by a Co-Manager or Bookrunner, all of the information provided by the Company to the Co-Manager or the Bookrunner, including responses to questionnaires and other information provided, either in written or verbal form, to the Co-Manager or Bookrunner by the Company’s officers, directors, corporate secretary, control persons and consultants is true, complete and correct.

(x)            Validity and Authentication. Any certificate signed by any officer of the Company that is delivered to the Representative pursuant to this Agreement shall be deemed a representation and warranty by the Company to the Bookrunner and the Co-Managers as to the matters covered thereby.

(y)           Statistical and Market-Related Data. The statistical, demographic and market-related data included in the Offering Circular are based on or derived from sources that the Company believes to be reliable and accurate or represent the Company’s good faith estimates that are made based on data derived from such sources.

(z)            Properties. Except as otherwise set forth in the Offering Circular, the Company and each subsidiary has title to their respective properties (or in the case of any properties to be acquired pursuant to agreements undertaken subsequent to this Agreement, and prior to the end of this Offering, will have title upon the closing of the transactions contemplated thereby) as follows: (i) with respect to pharmacies, such title is good and free and clear of all liens, security interests, pledges, charges, encumbrances, mortgages and restrictions; (ii) with respect to licensee prospects, such title was or is being investigated in accordance with customary industry procedures prior to the acquisition thereof by the Company or any subsidiary; (iii) with respect to real property, such title is good and marketable free and clear of all liens, security interests, pledges, charges, encumbrances, mortgages and restrictions; and (iv) with respect to personal property or inventory, such title is free and clear of all liens, security interests, pledges, charges, encumbrances, mortgages and restrictions. Except as may be disclosed in the Offering Circular, no real property owned, leased, licensed, or used by the Company or any subsidiary lies in an area which is, or to the knowledge of the Company will be, subject to restrictions which would prohibit, the continued effective ownership, leasing, licensing, development or use of such real property in the business of the Company or any subsidiary as presently conducted.

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(aa)          Insurance. Except as otherwise set forth in the Offering Circular, the Company and each subsidiary is insured or is self-insured against such losses and risks and in such amounts as the Company believes is adequate for the conduct of its businesses and as the Company believes is customary for the business in which it is engaged. All such policies are in full force and effect and the Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or obtain similar coverage from similar insurers as may be necessary to continue its business. Except as otherwise set forth in the Offering Circular, there are no material claims by the Company or any subsidiary under any policy to which any insurance company is denying liability or defending coverage under a reservation of rights clause. The Company has obtained director’s and officer’s insurance in such amounts as is customary for a similarly situated company engaging in a public offering of securities.

(ab)          Taxes. The Company and each of the subsidiaries has filed on a timely basis all federal, state and local tax returns that are required to be filed or have requested extensions thereof and has paid all taxes and penalties required to be paid by it and any other assessment, fine or penalty levied against it to the extent due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or would not cause a Material Adverse Change. There are no tax audits or investigations pending, which if adversely determined could have a Material Adverse Change; nor to the knowledge of the Company are there any proposed additional tax assessments against the Company or any subsidiary which could have, individually or in the aggregate, a Material Adverse Change. No transaction, stamp, capital or other issuance, registration, transaction, transfer or withholding tax or duty is payable by the Company on behalf of the Bookrunner or the Co-Managers to any governmental or regulatory authority having the power to tax in connection with (i) the issuance, sale and delivery of the REG A Shares; (ii) the initial sale and delivery of the REG A Shares to Investors thereof; or (iii) the execution and delivery of this Agreement or any other document to be furnished thereunder. Further, on each closing date, all stock transfer or other taxes (other than income taxes) which are required to be paid in connection with the sale of the REG A Shares, if any, will be, or will have been, fully paid or provided for by the Company and all laws imposing such taxes will be or will have been fully complied with.

(ac)          Investment Company Act. Neither the Company nor any subsidiary is required, and upon the sale of the REG A Shares to register as an “investment company” within the meaning of such term under the Investment Company Act of 1940, as amended. The Company is not a development stage company or a “business development company” as defined in Section 2(a) of the Investment Company Act. The Company is not a blank check company is not an issuer of fractional undivided interests in oil or gas rights or similar interests in other mineral rights.

(ad)          Environmental Laws. There has been no storage, disposal, generation, manufacture, refinement, transportation, handling or treatment of hazardous substances or hazardous wastes by the Company or any subsidiary (or, to the knowledge of the Company, any of its predecessors in interest), at, upon or from any property now or previously owned, leased or operated by the Company or any subsidiary in violation of any applicable law, ordinance, rule, regulation, order, judgment, decree or permit that would require the Company or any subsidiary to undertake any remedial action under any applicable law, ordinance, rule, regulation, order, judgment, decree or permit. Except for abandonment and similar costs incurred or to be incurred in the ordinary course of business of the Company or any subsidiary, there has been no material spill, discharge, leak, emission, injection, escape, dumping or release of any kind onto any property now or previously owned, leased or operated by the Company or any subsidiary, or into the environment surrounding of such property of any hazardous substances or hazardous wastes due to or caused by the Company, any subsidiary (or, to the knowledge of the Company, any of its predecessors in interest). The terms “hazardous substances,” and “hazardous wastes” shall be construed broadly to include such terms and similar terms, all of which shall have the meanings specified in any applicable Offering Circular, state and federal laws or regulations with respect to environmental protection. Except as set forth in the Offering Circular, neither the Company nor any subsidiary has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended. Further, neither the Company nor any subsidiary has received any notice from any governmental authority or any third party alleging any material violation thereof or liability thereunder, including, without limitation, liability for costs of investigation or remediating sites containing hazardous substances and/or damages to natural resources.

(ae)          Registration Rights. Except for such rights that have been waived or as described in the Offering Circular, no holder of securities of the Company has rights to the registration of any securities of the Company as a result of the filing of the Offering Circular.

(af)           ERISA. The minimum funding standard under Section 302 of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (“ERISA”), has been satisfied by each “pension plan” (as defined in Section 3(2) of ERISA) which has been established or maintained by the Company, and the trust forming part of each such plan which is intended to be qualified under Section 401 of the Internal Revenue Code of 1986, as amended, is so qualified; each of the Company and the subsidiaries has fulfilled its obligations, if any, under Section 515 of ERISA; neither the Company nor any subsidiary maintains and is required to contribute to a “welfare plan” (as defined in Section 3(1) of ERISA), which provides retiree or other post-employment welfare benefits or insurance coverage (other than “continuation coverage” (as defined in Section 602 of ERISA)); each pension plan and welfare plan established or maintained by the Company and/or one of the subsidiaries is in compliance with the currently applicable provisions of ERISA, except where the failure to comply would not cause a Material Adverse Change; and neither the Company nor any subsidiary has incurred or could reasonably be expected to incur any withdrawal liability under Section 4201 of ERISA, any liability under Sections 4062, 4063 or 4064 of ERISA, or any other liability under Title IV of ERISA.

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(ag)          Margin Securities. Neither the Company nor any subsidiary owns any “margin securities” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and none of the proceeds of the sale of the REG A Shares will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Securities to be considered a “purpose credit” within the meanings of Regulation T, U or X of the Federal Reserve Board.

(ah)          Forward-Looking Statements. Each “forward-looking statement” (within the meaning of Section 27A of the Securities Act or Section 21E of the Exchange Act) contained in the Preliminary Offering Circular or the Final Offering Circular has been made or reaffirmed with a reasonable basis and in good faith.

(ai)           There is no document or contract required to be described in the Offering Circular which is not described or filed as required. All such contracts to which the Company or any subsidiary is a party have been authorized, executed and delivered by the Company or any subsidiary, and constitute valid and binding agreements of the Company or subsidiary, and are enforceable against the Company or subsidiary in accordance with the terms thereof, subject to the effect of applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and equitable principles of general applicability, except as would not in the aggregate be reasonably expected to have a Material Adverse Change. None of these contracts have been suspended or terminated for convenience or are in default by the Company, any subsidiary or any of the other parties thereto, and the Company or any subsidiary has not received notice of any such pending or threatened suspension or termination.

(aj)           Other than as previously disclosed to the Co-Managers in writing, the Company, or any person acting on behalf of the Company, has not and will not publish, advertise or otherwise make any announcements concerning the distribution of the REG A Shares, has not and will not conduct road shows, seminars or similar activities relating to the distribution of the REG A Shares, and has not and will not take any other action for the purpose of preparing the market, or creating demand, for the REG A Shares.

(ak)          Certain Regulatory Matters.

(i)          Foreign Corrupt Practices Act. Neither the Company, any officer of the Company nor, to the knowledge of the Company, any officer, director, agent or affiliate of the Company is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA (as defined below), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith. “FCPA” means Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

(ii)         Money Laundering Laws. The operations of the Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, including the Money Laundering Control Act of 1986, as amended, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(iii)        OFAC. Neither the Company, any officer of the Company nor, to the knowledge of the Company, any officer, director, agent or affiliate of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(iv)        Bank Secrecy Act; Money Laundering; Patriot Act. Neither the Company, any officer of the Company nor, to the Company’s knowledge, any director has violated: (a) the Bank Secrecy Act, as amended, (b) the Money Laundering Laws or (c) the Uniting and Strengthening of America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, and/or the rules and regulations promulgated under any such law or any successor law.

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SECTION 5. Additional Covenants of the Company.

The Company further covenants and agrees with the Bookrunner and the Co-Managers as follows:

(a)            Upon request, the Company shall furnish the Offering Circular in digital form, and any exhibits and amendments thereto, to the Co-Managers and to each Selling Group Participant, without charge, at all times during which the Offering Circular relating to the REG A Shares is required to be delivered under the Securities Act.

(b)            The Company will notify the Bookrunner and the Co-Managers promptly in writing, (1) when any amendment to the Offering Circular is required and then filed; (2) any request by the Commission for any amendments, supplements or additional information to the Offering Circular; (3) the issuance by the Commission of any stop order preventing or suspending the qualification of the Offering Circular, or the initiation of any proceedings for that purpose or the threat thereof; (4) becoming aware of the occurrence of any event that in the judgment of the Company makes any statement made in the Offering Circular untrue in any material respect or that requires the making of any changes in the Offering Circular in order to make the statements therein, in light of the circumstances in which they are made, not misleading; and (5) receipt by the Company of any notification with respect to any suspension of the qualification or exemption from registration of the REG A Shares for offer and sale in any jurisdiction. If any at time the Commission shall issue any order suspending the qualification of the Offering Circular, the Company will make every reasonable effort to obtain the withdrawal of any such order at the earliest possible moment. Prior to filing an amended or supplemented Offering Circular with the Commission, the Company shall furnish a copy of such proposed amendment or supplement to the Co-Managers for review. The Company shall not file any such proposed amendment or supplement without the prior written consent of the Representative. Any filing with the Commission shall be completed within the applicable period specified in Regulation A, or as applicable under the Securities Act.

(c)            If, at any time when the Offering Circular is required to be delivered under the Securities Act, the Company becomes aware of the occurrence of any event as a result of which the Offering Circular would, in the reasonable judgment of the Company’s counsel, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or the Offering Circular would, in the reasonable judgment of the Company’s counsel, include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading, or if for any other reason it is necessary, in the reasonable judgment of the Company’s counsel, at any time to amend or supplement the Offering Circular that corrects such statement and/or omission, the Company shall immediately correct such statements and provide copies of such corrected statements to the Co-Managers for review. Upon review and prior written consent by the Representative, the Company shall file such corrective statements with the Commission and shall immediately deliver amended copies of the Offering Circular to the Co-Managers and Selling Group, without charge

(d)            The Company’s counsel shall qualify the REG A Shares for sale under (or obtain exemptions from the application of) the state securities or blue sky laws of those jurisdictions designated by the Co-Managers, shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the REG A Shares. The Company will advise the Co-Managers promptly of the suspension or the qualification of (or any such exemption of) the REG A Shares in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification of or exemption, the Company shall use its reasonable efforts to obtain the withdrawal thereof at the earliest possible moment. The Co-Managers may sell the REG A Shares in Canada subject to Regulation A and subject to all Canadian applicable rules.

(e)            The Company will comply with any and all undertakings contained in the Offering Circular and will apply the net proceeds from the offering and sale of the REG A Shares in the manner set forth in the Offering Circular under the caption “Use of Proceeds.”

(f)             The Company shall prepare and shall furnish to the Representative, with a reasonable amount of time to review prior to the date of first use, a copy of each proposed advertisement, presentation or supplement thereto (“Advertisement”). The Company shall not file, use or refer to any proposed Advertisement, without the prior written consent of the Representative. If at any time when an Offering Circular is required to be delivered by the Securities Act, there occurred or occurs an event or development as a result of which any Advertisement conflicted or would conflict with the information contained in the Offering Circular or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Company shall promptly amend such Advertisement to eliminate or correct such conflict. Prior to amending or supplementing such Advertisement, the Company shall furnish a digital copy of the proposed Advertisement to the Representative. Further, the Company shall not file, use or refer to any such amended Advertisement without the prior written consent of the Representative.

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(g)            After the date of this Agreement the Company shall promptly advise the Bookrunner and the Co-Managers in writing of the (i)  receipt of any comments of, or requests for additional or supplemental information from the Commission, (ii)  time and date of any filing of any amendment or supplement to the Offering Circular or any Advertisement, (iii)  time and date that Offering becomes qualified, and (iv) issuance by the Commission of any stop order suspending the qualification of the Offering or any Advertisement, or of any order preventing or suspending the use of the Offering Circular or any Advertisement, or of the threat or initiation of any proceedings for any of such purposes. If the Commission shall enter any such stop order at any time, the Company will use its best efforts to obtain the lifting of such order at the earliest possible moment pursuant to the rules of Securities Act.

(h)            During the period when the Offering Circular is required to be delivered under the Securities Act, the Company shall file, on a timely basis all required reports and documents with the Commission.

(i)             The Company shall prepare and deliver, at its expense, an Electronic Offering Circular to the Bookrunner and to each of the Co-Managers, to be used in connection with the offer and sale of the REG A Shares. As used herein, the term “Electronic Offering Circular” means an Offering Circular and any amendment or supplement thereto, in a form satisfactory to the Bookrunner and the Co-Managers, that meets each of the following conditions: (i) it shall be encoded in an electronic format, that may be transmitted electronically by the Co-Managers and the Selling Group to potential purchasers of the REG A Shares; (ii) it shall disclose the same information as the paper Offering Circular, except to the extent that if graphic and image material cannot be disseminated electronically, such graphic and image material shall be replaced in the Electronic Offering Circular with a fair and accurate narrative description or tabular representation of such material, as appropriate; and (iii) it shall be in or convertible into a paper format or an electronic format, that will allow investors to store and have continuous ready access to the Offering Circular at any future time, without charge to the Investors.

(j)             Prior to the Initial Closing Date and any subsequent closing date, as the case may be, except as may be required by law, the Company shall not issue any press release or other communication directly or indirectly and shall not hold any press conferences with respect to the financial condition, results of operations, business, properties, assets, or liabilities of the Company or any subsidiary, or the offering of the RE G A Shares, without the Representative’s prior written consent.

SECTION 6. Payment of Expenses.

Irrespective of whether the Offering is consummated or irrespective of whether this Agreement is terminated for any reason, the Company agrees to pay all costs, fees and expenses pre-approved by the Company prior to expenditure or commitment for payment, incurred by the Bookrunner and the Co-Managers, in connection with each of their performance of its obligations hereunder and in connection with the offer and sale of the REG A Shares, including without limitation (i) all expenses incident to the issuance and delivery of the REG A Shares, (ii) all fees and expenses of the Company’s transfer agent, (iii) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the REG A Shares, (iv) all fees and expenses of the Company’s counsel, independent public or certified public accountants and other advisors, (v) all costs and expenses incurred in connection with the preparation, filing, and electronic distribution of the Offering Circular, and any filing fees, including regulatory filing fees associated with Advertisements prepared by the Company, and all amendments and supplements thereto, (vi) all filing fees and reasonable attorneys’ fees and expenses incurred by the Company or the Co-Managers in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the REG A Shares for offer and sale under the state securities or blue sky laws, or the provincial securities laws of Canada, and, if requested by the Co-Managers, preparing and printing a blue sky survey or memorandum and a “Canadian wrap,” and any supplements thereto, advising the Co-Managers of such qualifications, registrations, determinations and exemptions, (vii) the filing fees incident to FINRA’s review and approval of the Co-Managers’ participation in the offering and distribution of the REG A Shares, (viii) the costs and expenses of the Co-Managers, pre-approved by the Company prior to expenditure or commitment for payment, relating to investor presentations for any “road show” undertaken in connection with the marketing of the offering of the REG A Shares, and, with the prior approval of the Company, travel and lodging expenses of a representative of the Co-Managers, and (ix)  all other fees, costs and expenses relating to the REG A Shares. In addition, the Company shall be responsible for paying any all fees, expenses, attorney costs and expenses, penalties and settlements relating to any regulatory inquiry or enforcement action of the Bookrunner or Co-Managers regarding the REG A Shares (“Regulatory Expenses”). The payment of such Regulatory Expenses shall specifically survive the termination of this Agreement. Payment of all expenses pursuant to this Section 6 shall be due and payable by the Company upon presentment. However, the Co-Managers accountable expense reimbursement cannot exceed 0.18%of the gross offering proceeds.

SECTION 7. Conditions of the Co-Manager.

The obligations of the Co-Managers as provided herein shall be subject to the accuracy of the representations and warranties on the part of the Company set forth in Section 4 and the timely performance of the covenants set forth in Section 5, as of the date hereof and as of the Initial Closing Date as though then made and, as of each subsequent closing date, as though then made, and other obligations hereunder, and to each of the following additional conditions:

(a)            Comfort Letters.  On the date hereof, and at each closing date, including the Initial Closing Date, the Representative shall have received from:

(i)          Soto Accounting, LLC, independent certified public accountants for the Company, a letter of even date with this Agreement and of each closing date addressed to the Representative, in form and substance satisfactory to the Representative, (i) containing statements and information of the type ordinarily included in accountant’s “comfort letters” to underwriters, delivered according to AS Section 6101 of the Accounting Standards of the PCAOB , with respect to the audited and unaudited financial statements and certain financial information contained in the Offering Circular; (ii) a response to the circle-up prepared by the Co-Managers (iii) confirming that they are (A) independent public or certified public accountants as required by the Securities Act and the PCAOB and (B) in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X; and

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(ii)         The Company, a certificate of even date with this Agreement and of each closing date, signed by each of the Chief Executive Officer and the Chief Financial Officer of the Company, in their capacities as officers of the Company, in form and substance satisfactory to the Representative and Co-Managers, to the effect that each signer has carefully examined the Offering Circular and that to each such person’s knowledge:

(1)         As of the date of each such certificate, (x) the Offering Circular does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in light of the circumstances under which they were made, and no event has occurred as a result which it is necessary to amend or supplement the Offering Circular in order to make the statements therein not untrue or misleading in any material respect;

(2)         Each of the representations and warranties of the Company contained herein shall be true and correct as of each closing date in all respects for those representations and warranties qualified by materiality and in all material respects for those representations and warranties that are not qualified by materiality, as if made on such date;

(3)         All covenants and agreements herein contained to be performed on the part of the Company and all conditions herein contained to be fulfilled or complied with by the Company at or prior to such closing date shall have been duly performed, fulfilled or complied with in all material respects;

(4)         To their knowledge, no stop order suspending the qualification of the Offering Circular or of any part thereof has been issued and no proceedings for that purpose have been instituted or are contemplated by the Commission;

(5)         No order suspending the qualification of the Offering Circular or the qualification or exemption of the REG A Shares under the securities or blue sky laws of any jurisdiction shall be in effect and no proceeding for such purpose shall be pending before, or threatened or contemplated by, any securities or other governmental authority, including without limitation, the Commission;

(6)         Subsequent to the date of the most recent financial statements in the Offering Circular, there has been no Material Adverse Change;

(7)         After the date hereof no amendment or supplement to the Offering Circular shall have been filed unless a copy thereof was first submitted to the Co-Managers and the Co-Managers did not object thereto in good faith; and,

(8)         The Company shall have furnished or caused to be furnished to the Co-Managers on each closing date satisfactory evidence of the good standing of the Company and its subsidiaries in their respective jurisdiction of organization and their good standing as foreign entities in such other jurisdictions as the Representative may reasonably request, in each case in writing or any standard form from the appropriate governmental authorities of such jurisdiction.

(iii)        Kaplan, Voekler, Cunningham and Frank, PLC, a letter of even date with this Agreement and of each closing date, substantially in the form attached as Exhibit B, as counsel for the Company. Kaplan, Voekler, Cunningham and Frank, PLC, shall be entitled to rely upon the certificate as required to be delivered by the Company’s officers under this Section 7 in connection with any opinions delivered by such counsels to the Co-Managers.

(b)            The Company shall have furnished or caused to be furnished to the Co-Managers such certificates, in addition to those specifically mentioned herein, as the Co-Managers may have reasonably required on any closing date of any statement in the Offering Circular, as to the accuracy of such statement.

(c)            FINRA shall not have raised any objection with respect to the fairness or reasonableness of the plan of distribution, or other arrangements of the transactions, contemplated hereby.

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(d)           On or before the Initial Closing Date and at each subsequent closing date, if any, the Company shall have furnished to the Representative, in addition to those specifically mentioned herein, any additional documents, information or opinions as the Representative may reasonably require to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the covenants or conditions or agreements, herein contained.

(e)            When appropriate under the applicable rules, Andes shall be entitled to create and advertise the Offering by tombstone advertisement.

If any condition specified in this Section 7 is not satisfied when and as required to be satisfied, this Agreement may be terminated by either the Bookrunner or the Representative, by written notice to the Company at any time on or prior to the Initial Closing Date and, which termination shall not be without liability on the part of the Company and Section 6, Section 9 and Section 10 shall at all times be effective and shall survive such termination.

SECTION 8. Representations and Warranties of the Representative and Each Co-Manager.

(a)            The Co-Managers will suspend the sale of the securities Offered, cease distribution, or terminate the Offering, upon request of the Company at any time and will resume the Offering upon subsequent request of the Company.

(b)            The Co-Managers, with prior written consent of the Company and the Representative, shall enter into a Participating Dealer Agreement in the form attached hereto as Exhibit D with each Selling Group Participant, and shall not modify, amend or supplement the terms of the Participating Dealer Agreement without the prior written consent of the Company and the Representative.

The representations and warranties made in this Section 8 are and shall be continuing representations and warranties throughout the term of the Offering. In the event that any of these representations or warranties becomes untrue, as soon as practicable, each Co-Manager shall notify the Representative and the Company in writing of the fact which makes the representation or warranty untrue.

SECTION 9. Indemnification.

(a)            Indemnification of the Co-Manager by the Company. The Company agrees to indemnify and hold harmless the Bookrunner, the Co-Managers, and each Selling Group Participant and each of their officers, directors and employees, and each person, if any, who controls the Bookrunner, Co-Manager or each Selling Group Participant within the meaning of the Securities Act and the Exchange Act (“Co-Manager Indemnified Party”) against any loss, claim, damage, liability or expense, as incurred, to which the Bookrunner or Co-Manager or such officer, director, employee or control person may become subject, under the Securities Act, the Exchange Act or other federal or state statutory laws or regulations, or at common law or otherwise (including in settlement of any litigation in accordance with Section 9(d)), insofar as such loss, claim, damage, liability or expense, investigation, proceeding (or actions in respect thereof as contemplated below) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Offering Circular or any Advertisement that the Company has utilized, filed, or is required to file, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading; or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Offering Circular or any Advertisement that the Company has utilized, filed, or is required to file, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; or (iii) the Company’s violation of federal or state securities laws; or (iv) any breach of the representations and warranties or covenants agreements of the Company contained herein or failure of the Company to perform its obligations hereunder or pursuant to any law, any act or failure to act, or any alleged act or failure to act by the Company, in connection with, or relating in any manner to, this Agreement, the offering of the REG A Shares; or (v) Company’s bad faith, willful misconduct or gross negligence. Company shall reimburse the Co-Manager Indemnified Party (including the reasonable fees and disbursements of one counsel chosen by the Bookrunner) as such expenses are reasonably incurred by the Co-Manager Indemnified Party in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense investigation, proceeding or action; provided, however, that the foregoing indemnity shall not apply to any loss, claim, damage, liability or expense to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished by the Co-Manager Indemnified Party, severally, to the Company expressly for use in the Offering Circular or any Advertisement, it being understood and agreed that the only such information furnished by the Co-Manager Indemnified Party, severally, to the Company consists of the information described in Section 9(b) below. The indemnity set forth in this Section 9(a) shall be in addition to any liabilities that the Company may otherwise have and shall not limit any rights or remedies which may otherwise be available at law or in equity to each of the Co-Manager Indemnified Party(ies).

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(b)            Indemnification of the Company and its Directors and Officers. After final adjudication of a finding of fault by a court of competent jurisdiction, each Co-Manager and each Selling Group Participant, agrees, to the extent fault is attributed to such Co-Manager or Selling Group Participant, severally and not jointly, to indemnify and hold harmless the Company, each of its directors and officers who signed the qualification of the Offering, and each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act (“Company Indemnified Party”), against any loss, claim, damage, liability or expense, as incurred, to which a Company Indemnified Party may become subject under the Securities Act, the Exchange Act or other federal or state statutory laws or regulations, or at common law or otherwise (including in settlement of any litigation in accordance with Section 9(d)), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon any untrue or alleged untrue statement of a material fact contained in the Offering Circular or arises out of or is based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not, in the light of the circumstances in which they were made misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Offering Circular in reliance upon and in conformity with written information furnished to the Company by the Co-Manager or Selling Group Participant, severally, expressly for use therein; and to reimburse the Company Indemnified Party for any legal and other expense reasonably incurred by the Company Indemnified Party, in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action. The Company hereby acknowledges that the only information that the Co-Managers or Selling Group Participant, severally, shall have furnished to the Company expressly for use in the Offering Circular, are the statements set forth under the heading “Plan of Distribution” in the Offering Circular. Notwithstanding the foregoing, in no event shall any indemnity paid by any Co-Manager, severally, exceed the total Co-Manager Fee received by any such Co-Manager, and in no event shall any indemnity paid by an Selling Group Participant, severally, exceed the total Selling Commission received by any such Selling Group Participant, in connection with the offer and sale of the REG A Shares.

(c)            Notifications and Other Indemnification Procedures. Promptly after receipt by an indemnified party of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 9, notify the indemnifying party in writing of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party for contribution or otherwise than under the indemnity agreement contained in this Section 9 or to the extent that it is not prejudiced as a proximate result of such failure. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to the indemnified party and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses. Upon receipt of notice to the indemnifying party from the indemnified party of such conflict of interest, the indemnifying party shall be liable for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof under this Section 9 only if (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the preceding sentence or (ii) even if no conflict of interest has arisen or different legal defenses may be asserted, if the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party.

(d)            Settlements. The indemnifying party under this Section 9 shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there is a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent includes an unconditional release with prejudice of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding.

SECTION 10. Contribution.

If the indemnification provided for in Section 9 is for any reason held to be unavailable or otherwise insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount paid or payable by such indemnified party, as incurred, as a result of any losses, claims, damages, liabilities or expenses referred to therein (a) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Co-Managers and/or Selling Group Participants on the other hand, from the offering of the REG A Shares pursuant to this Agreement or (b) if the allocation provided by clause (a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a) above but also the relative fault of the Company, on the one hand, and the Co-Managers and/or the Selling Group Participants on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Co-Managers and/or the Selling Group Participants on the other hand, in connection with the offering of the REG A Shares shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the REG A Shares (before deducting expenses) received by the Company, and the total Co-Manager fee received severally by each Co-Manager and Selling Commission received severally by each Selling Group Participant, in each case as set forth in the Offering Circular. The relative fault of the Company, on the one hand, and the Co-Managers on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information that was supplied by the Company or by the Co-Managers and/or Selling Group Participants, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. If the information does not consist of the information described in Section 9(b) herein, then the Co-Managers and/or the Selling Group Participants will have no fault.

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The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 9(b) and Section 9(c), any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The provisions set forth in Section 9(c) with respect to notice of commencement of any action shall apply if a claim for contribution is to be made under this Section 10; provided, however, that no additional notice shall be required with respect to any action for which notice has been given under Section 9(c) for purposes of indemnification. The Company and the Co-Managers and/or Selling Group Participants agree that it would not be just and equitable if contribution pursuant to this Section 10 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in this Section 10. Notwithstanding the provisions of this Section 10, no Co-Manager shall be required to contribute any amount in excess of the Co-Manager Fee received by such Co-Manager, severally, and no Selling Group Participant shall be required to contribute any amount in excess of the Selling Commissions received by such Selling Group Participant in connection with the REG A Shares. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The obligation of the Co-Managers and/or Selling Group Participants to contribute pursuant to this Section 10 are several, in proportion to the REG A Shares sold by each, and not joint. For purposes of this Section 10, each Co-Manager Indemnified Party shall have the same rights to contribution as any Co-Manager or any Selling Group Participant, and each Company Indemnified Party shall have the same rights to contribution as the Company.

SECTION 11. Termination of this Agreement.

The Co-Manager, by written notice given to the Company, shall have the right to terminate this Agreement at any time prior to the Initial Closing Date or to terminate the obligations of the Co-Managers if at any time (a) a general banking moratorium shall have been declared by any of federal or New York authorities; (b) there shall have occurred any outbreak or escalation of national or international hostilities or any crisis or calamity, or any change in the United States or international financial markets, or any substantial change or development involving a prospective substantial change in United States’ or international political, financial or economic conditions, as in the judgment of the Co-Manager, is material and adverse and makes it impracticable to market the REG A Shares in the manner and on the terms described in the Offering Circular or to enforce contracts for the sale of securities; or (c) the Company shall have sustained a loss by strike, fire, flood, earthquake, accident or other calamity of such character as in the judgment of the Co-Manager may interfere materially with the conduct of the business and operations of the Company regardless of whether or not such loss shall have been insured (“Force Majeure Event”). Any termination pursuant to a Force Majeure Event shall be without liability on the part of (i) the Company or to any Co-Manager, except that the Company shall be obligated to reimburse the expenses of the Co-Managers to the extent provided in Sections 6 , (ii) any Co-Manager to the Company, or (iii) of any party hereto to any other party except that the provisions of Section 6, Section 9 and Section 10 shall at all times be effective and shall survive such termination. In the event that the Due Diligence Report scheduled to be provided by Mick Law, PLLC, as contracted by the Company, is not acceptable to the Co-Manager, Andes may terminate its Co-Manager status at its option, or allow the Company to correct any deficiencies within a commercially reasonable period of time, at no further cost or obligation to Andes or the Company.

(c)            Notwithstanding anything to the contrary in subsection (b) above, in the event that: (i) any Co-Manager abandons the Offering for reasons other than the breach of any term of this Agreement by the Company, (ii) the Offering fails to close by the date which is twelve (12) months following the effective date of the Offering (unless such date is extended by mutual agreement of the Company and the Representative, on behalf of the Co-Managers) for reasons solely in the control of any Co-Manager, or (iii) the Offering fails to close by the date which is twelve (12) months following the effective date of the Offering (unless such date is extended by mutual agreement of the Company and the Representative, on behalf of the Co-Managers) because of an inability to sell the REG A Shares due to adverse market conditions, the Company will have no obligation to reimburse such Co-Manager for any of the Co-Manager’s expenses related to the Offering.

SECTION 12. Defaulting Co-Manager.

(a)            If a Co-Manager defaults on its obligation to utilize commercially reasonable endeavors to offer and sell the REG A Shares on or before the Initial Closing Date or any subsequent closing date, the non-defaulting Co-Manager may in its discretion arrange for the offer and sale of such REG A Shares by other persons satisfactory to the Company. If defaulting Co-Manager is replaced, the defaulting Co-Manager will forego any and all Co-Manager Fees. The Company may postpone the closing date, in order to effect any changes, if in the opinion of the Company’s counsel, that it is necessary to amend the Offering Circular. If such amendment becomes necessary, the Company agrees to promptly prepare and file such amendment.

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(b)            Nothing contained herein shall relieve a defaulting Co-Manager of any liability it may have to the Company or any non-defaulting Co-Manager for damages caused by its default.

SECTION 13. No Advisory or Fiduciary Responsibility.

The Company acknowledges and agrees that the Co-Managers are acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of the REG A Shares. Additionally, the Co-Managers are not advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction with respect to the Offering or the process leading thereto (irrespective of whether one or more of the Co-Managers has advised or is advising the Company on other matters). The Company has conferred with its own advisors concerning such matters and shall be responsible for making its own independent investigation of the transactions contemplated hereby, and each Co-Manager shall have no responsibility or liability to the Company or any other person with respect thereto. Each Co-Manager advises that it and its affiliates are engaged in a broad range of securities and financial services and that it or its affiliates may have business relationships or enter into contractual relationships with purchasers or potential purchasers of the Company’s securities. Any review of the Company, including information on the Offering, business of the Company or other matters relating to the Offering by the Bookrunner, Representative or any one or more Co-Managers, will be performed solely for the benefit of that Bookrunner, Representative or any one specific Co-Manager and shall not be on behalf of, or for the benefit of, the Company, any other Co-Manager, any Selling Group Participant or any Investor.

SECTION 14. Representations and Indemnities to Survive Delivery.

The respective indemnities, agreements, representations, warranties and other statements of the Company, its officers, directors or control persons and of the Co-Managers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of one or more of the Co-Managers, or the Company or any of its officers, directors or control persons, as the case may be, and will survive delivery of and payment for the REG A Shares sold hereunder and any termination of this Agreement.

SECTION 15. Notices.

All communications hereunder shall be in writing and shall be mailed, hand delivered or telecopied and confirmed to the parties hereto as follows:

If to the Bookrunner:

TBD

If to the Co-Manager:

Andes Group.

205 West Wacker Drive, Suite 1804, Chicago IL 60606

Email: Curtis Spears cspears@andescap.com

Attention: Curtis Spears, Managing Principal

If to the Company:

Smart RX Systems, Inc.

18540 North Dale Mabry Hwy

Lutz, Florida 34638

Email: srohatgi@smartrxsystems.com

Email: mikie@asgib.com

Attention: Santu Rohatgi, President

with a copy to:

KVCF, PLC

1401 E. Cary Street

Richmond, Virginia 23219

Email: tvoekler@kv-legal.com

Attention: Thomas Voekler, Esq.

Any party hereto may change the address for receipt of communications by giving written notice to the others.

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SECTION 16. Governing Law Provisions.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida applicable to agreements made and to be performed in such state. Any lawsuit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated herein (“Related Proceedings”) may be instituted in the federal courts located in the County of Hillsborough in the City of Tampa or the courts of the State of Florida in each case located in the County of Hillsborough the City of Tampa (collectively, the “Specified Courts”), and each party irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any lawsuit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 17. General Provisions.

(a)            Each of the parties hereto acknowledges that it is a sophisticated business person who was adequately represented by counsel during negotiations regarding the provisions hereof, including without limitation, the indemnification and contribution provisions of Section 9 and Section 10, and is fully informed regarding said provisions.

(b)            Except as expressly provided otherwise in this Agreement, and in particular Section 9 and Section 10 herein pertaining to indemnification and contribution relating to the Selling Group and its participants, no provision of this Agreement is intended to be for the benefit of any person or entity, other than the Company, the Bookrunner and Co-Managers, and each of the Bookrunner and Co-Manager’s officers, directors, employees, and any control person, and each of the Company’s officers, directors, control persons and the Company’s officers who sign the Offering Circular, all as and to the extent provided in this Agreement. No other person shall acquire or have any right under or by virtue of this Agreement. Further, no third party shall, by virtue of any provision of this Agreement, have a right of action or an enforceable remedy against any party to this Agreement.

(c)            The section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

(d)            This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit.

(e)            The invalidity or unenforceability of any section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph or provision hereof.

(f)             For avoidance of doubt, the terms of this Agreement shall govern the relationship of the parties and any terms of use included in the parties websites will not apply.

(g)            This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(h)            Each party agrees that electronic signatures, whether digital or encrypted or signatures transmitted by facsimile or by electronic mail are intended to authenticate this Agreement and to have the same force and effect as manual signatures. Delivery of a copy of this Agreement or any other document contemplated hereby bearing an original, electronic, scanned signature or signature by facsimile transmission (whether directly from one facsimile device to another or whether mediated by the world wide web), by electronic mail in portable document format (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original or electronic signature.

SECTION 18. Co-Manager Fee for work related to FINRA Form 5110 filing.

Under a separate agreement, Andes was engaged in March 2021, for the purpose of handling the clerical function of preparing and filing the FINRA Form 5110. It has received a non-refundable $6,250, as a partial retainer, and is expected to receive an additional non-refundable $6,250, on receipt of no further comment from FINRA on the filing. $10,000 of this fee is for Andes, $2,500 is for Andes legal counsel to do the due diligence necessary to assist Andes in the preparation and filing.

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SECTION 19. Entire Agreement.

This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof.

[Signature Page to Follow]

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Signature Page to Co-Manager Underwriting Agreement

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Representative the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,

SMART RX SYSTEMS, INC. “Company”

By:	Santu Rohatgi
Title:	Executive Vice-Chairman & CFO

The foregoing Co-Manager Underwriting Agreement is hereby confirmed and accepted by the Representative as of the date first above written.

ANDES CAPITAL GROUP “As Co-Manager”

By:	Curtis Spears
Title:	Managing Principal

For those provisions which apply to the Bookrunner, those provisions are hereby confirmed and accepted by the Bookrunner as of the date first written.  (provided in counterparts)

TBD “As Bookrunner”

By:
Title:	President

SCHEDULE A

Schedule of Co-Managers

Name	Capacity
Andes Capital Group TBD	Co-Manager Bookrunner, Co-Manager
(_________)	To Be added later

SCHEDULE B

Schedule of Information included in the Offering Circular

Shares offered:	4,500,000 Series REG A Secured Cumulative Redeemable Non-Voting Preferred Shares
500,000 Class REG A Super-Voting Convertible Preemptive Rights Common Shares

SCHEDULE C

Subsidiaries of the Company

As of December 31, 2018, the Company has 100% ownership of the following subsidiaries:

Vista Specialty Pharmacy, LLC-100% Ownership

Star Rx Pharmacy-!00% Ownership

Smart Rx Pharmacy Inc.-100% Ownership (Complete Licensing by the end of 3rd Quarter or the mid of 4th Quarter)

Choice Meds USA, Inc. - 98% Ownership

SRXPTX2 LLC - 100% Ownership- Operational in the 3rd Quarter of 2019 (First MedSpa)

SavRx Pharmacy- 100% Ownership

Care First Pharmacy-100% Ownership

Smart Diagnostic Labs, Inc.-100% Ownership

As of December 31, 2018, the Company has partial, but majority ownership of the following subsidiaries:

Choice Meds, USA, Inc. (98% ownership)

SCHEDULE D

Capitalization of the Company

As of December 31, 2018, the Company authorized the following shares of common stock and preferred stock:

Authorized common stock:	100,000,000 shares at $0.0001 par value
Authorized preferred stock:	50,000,000 shares at $0.0001 par value

As of December 31, 2018, the following classes of common stock and series of preferred stock were issued and outstanding:

Original Common Stock

-	552,100 shares issued and outstanding

-	Super Voting Rights: Yes, 15:1

-	Conversion 15:1; conversion at the Exchange Listed IPO or Sale of Company

-	Pre-Emptive Rights: May purchase additional shares of Class REG A at par value.

Class A Common Stock

-	95,800 shares issued and outstanding

-	Super Voting Rights: Yes, 10:1

-	Conversion 10:1; conversion at the Exchange Listed IPO or Sale of Company

-	Pre-Emptive Rights: May purchase additional shares of Class REG A at par value.

Class A+ Common Stock

-	75,300 shares issued and outstanding

-	Super Voting Rights: Yes, 8:1

-	Conversion 8:1; conversion at the Exchange Listed IPO or Sale of Company

-	Pre-Emptive Rights: May purchase additional shares of Class REG A at par value.

Class AA Common Stock

-	4,800 shares issued and outstanding

-	Dividend: No Dividend Rights

Original Preferred Stock

-	2,163,800 shares issued and outstanding

-	Dividend: No dividend rights.

Series A Preferred Stock

-	269,000 shares issued and outstanding

-	Dividend: 6% per annum of $15 stated value after one year holding period; cumulative from first anniversary. No dividend has been declared.

Series A+ Preferred Stock

-	215,000 shares issued and outstanding

-	Dividend: No potential for cash dividend; Company may pay stock dividend. No dividend has been declared.

Series AA Preferred Stock

TBD

As of December 31, 2018, the following class of common stock and series of preferred stock were designated, but remain unissued:

Original Common Stock

-	5,625,000 shares designated but unissued under an employment agreement for the CEO and CFO, and the Corporate Secretary of the Company, between 2014 and 2016. Shares have been granted but may only be issued upon reaching certain milestones, only one milestone of which may be issued within one year of the Closing or termination of the Offering, which condition is that if $20 million of proceeds is achieved by the Company, each of the CEO and the CFO shall receive 225,000 Original Common Shares, and the Corporate Secretary would receive 12,500 Original Common Shares; and if $32,500,000 of proceeds from the Offering is achieved by the Company, each of the CEO and the CFO shall receive 225,000 Original Common Shares, and the Corporate Secretary would receive 12,500 Original Common Shares.

Original Preferred Stock

-	14,240,000 shares designated but unissued under an employment agreement for the two key executives of the Company in 2014 and 2016 in lieu of cash salaries and bonuses. Not issuable or redeemable until certain EBITDA or revenue levels are reached, or the Company is sold for more than $200 million, or the Company’s Common and Preferred shares, as converted, are Listed on the NYSE, NASDAQ, or CHX.

Special Series Preferred Stock

-	3,050,000 shares designated but unissued under an employment agreement for the two key executives of the Company between 2014 and 2017 in lieu of cash salaries and bonuses. Not issuable or redeemable until certain EBITDA or revenue levels are reached.

EXHIBIT A

FORM OF PURCHASE QUESTIONNAIRE AND SUBSCRIPTION AGREEMENT

[TO COME]

A-1

EXHIBIT B

FORM OF OPINION OF KAPLAN, VOEKLER, CUNNINGHAM & FRANK, LLC

[TO COME]

B-1

EXHIBIT C

CO-MANAGER RIDER

[TO COME]

C-1

EXHIBIT D

FORM OF PARTICIPATING DEALER AGREEMENT

[TO COME]

D-1